Exhibit 99.1

February 6, 2009

Solitario to Revise Previously Issued Financial Statements

Denver, Colorado: During the preparation of its financial results for the year ended December 31, 2008, Solitario Exploration & Royalty Corp. (NYSE Alternext US: XPL; TSX: SLR) identified an error in its previously reported financial statements. Because Solitario's employee stock options are priced in Canadian dollars and its functional currency is United States Dollars, Solitario should have classified the fair value of its employee stock options as liabilities from January 1, 2006 upon the adoption of Statement of Financial Accounting Standards No. 123R, "Share Based Payment."

Solitario's management and the Audit Committee of its Board of Directors have discussed this matter with Ehrhardt Keefe Steiner & Hottman PC, Solitario's independent registered public accounting firm. Based on these discussions, and upon the recommendation of management, on February 5, 2009 the Company's Audit Committee concurred with managements conclusion that Solitario will need to restate its historical financial statements to record the fair value of its outstanding employee stock options as liabilities and record related non-cash charges and credits for stock-based compensation expense, net of tax, related to subsequent changes in the recorded fair values of outstanding employee stock options. Accordingly, the Audit Committee concluded that Solitario's financial statements relating to periods beginning on and after January 1, 2006 should no longer be relied upon, including financial statements for years ending December 31, 2006 and 2007, and the interim periods contained therein and the interim periods ended March 31, June 30, and September 30, 2008.

Solitario has estimated it will record an increase non-cash employee stock option compensation expense, net of tax, during the year ended December 31, 2006 related to the recording of the initial fair value of its outstanding options, and an increase employee non-cash stock option compensation expense, net of tax, for the year ended December 31, 2007 and a reduction in non-cash stock option compensation expense, net of tax, during the interim periods of 2008 as a result of changes in the in the fair value of its employee stock options during those periods. The liability for the fair value of stock options is transferred, upon exercise, to additional-paid-in capital and will not require the use of cash or other assets for settlement. The correction of Solitario's financial statements will have no effect on previously reported cash, assets, working capital or cash flows.

Solitario's management and the Audit Committee have also concluded that the misclassification of its employee stock options as equity rather than liabilities was unintentional, and no misdeed or fraud was involved in any respect.

In conjunction with the Audit Committee, Solitario's management has determined that the error is a result of a "material weakness" in its internal controls over financial reporting, as such term is defined by Securities and Exchange Commission Rule 1-02(a)(4) of Regulation S-X. Solitario is in the process of remediating this internal control deficiency, including providing additional training for its personnel to address the various nuances in accounting for stock-based awards to help ensure such errors do not re-occur in the future.

Solitario is committed to resolving this issue as expeditiously as possible and will file an amended 2007 Annual Report on Form 10-K/A, and amended Quarterly Reports on Form 10-Q/A for the periods ended March 31, June 30 and September 30, 2008, including required restated financial statements, which Solitario intends to complete before the end of February 2009.

About Solitario

Solitario is a gold, silver, platinum-palladium, and base metal exploration and royalty company actively exploring in Brazil, Mexico, Peru and Bolivia. Solitario has significant business relationships with Votorantim Metais, Newmont Mining and Anglo Platinum. Solitario has approximately US$22 million in cash and marketable securities and no debt. Solitario is traded on the NYSE Alternext US ("XPL") and on the Toronto Stock Exchange ("SLR"). Additional information about Solitario is available online at www.solitarioxr.com

FOR MORE INFORMATION, CONTACT:
James R. Maronick Chief Financial Officer	(303) 534-1030
Debbie W. Mino Director - Investor Relations	(800) 229-6827

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This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of Solitario, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Development of Solitario's properties are subject to the success of exploration, completion and implementation of an economically viable mining plan, obtaining the necessary permits and approvals from various regulatory authorities, compliance with operating parameters established by such authorities and political risks such as higher tax and royalty rates, foreign ownership controls and our ability to finance in countries that may become politically unstable. Important factors that could cause actual results to differ materially from Solitario's expectations are disclosed under the heading "Risk Factors" and elsewhere in Solitario's documents filed from time to time with Canadian Securities Commissions, the United States Securities and Exchange Commission and other regulatory authorities.

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